                         FORM OF SUPPLEMENTAL AGREEMENT


     This Supplemental Deferred Compensation Agreement ("Agreement") is made as of this ____ day of December, 1997 between Compass International Services Corporation ("Company") and __________________ ("Executive") (together the "Parties").

     WHEREAS, Executive is currently employed by Company as _____________;

     WHEREAS, pursuant to that certain letter agreement dated as of        ,
1997, between Executive and BGL Capital Partners, L.L.C., Executive purchased ____ shares of common stock of the Company, par value $.01 per share (the "Shares") at a purchase price of $____ per share (the "Purchase Price"); and

     WHEREAS, although the Company and Executive believe that the Purchase Price paid for the Shares was equal to the Shares' fair market value at the date of purchase, the Company agrees to pay additional compensation (the "Bonus") to Executive should Executive become liable for additional income taxes due to a determination that the fair market value of the Shares on the date of purchase exceeded the Purchase Price. The Bonus shall be determined and paid in such manner and on such terms and conditions as described below.

     NOW, THEREFORE, in consideration of Executive continuing to serve as an officer of the Company and for his continued service after the date hereof and for other good and valid consideration, the Parties hereby agree as follows:

     If Executive's 1997 federal income tax return is audited by the Internal Revenue Service ("IRS") and if the IRS proposes an adjustment (the "Proposed Adjustment") to Executive's 1997 income tax liability based upon its contention that the Purchase Price for the Shares was less than fair market value at the time of purchase, then Executive shall immediately notify Company of such Proposed Adjustment and Company shall have the right (through its legal counsel which is reasonably accepted to Executive) to negotiate with the IRS with respect to such Proposed Adjustment and determine whether to settle or litigate such Proposed Adjustment. Executive will cooperate with the Company, including but not limited to granting an appropriate Power of Attorney to Company's counsel, with respect to the above. All costs and expenses of such negotiation and/or litigation shall be solely at the expense of the Company.

     At such time as Company determines to accept or settle such Proposed Adjustment or at such time as such Proposed Adjustment is the subject of a final determination after litigation (the amount of which is the "Agreed Adjustment"), Company will pay to Executive the Bonus.

     The amount of the Bonus shall be (A) the sum of all federal, state and local income, employment, social security and unemployment taxes and any interest expense or penalties thereon ("Taxes") attributable to the Agreed Adjustment less (B) the Tax Benefit Offset, as hereinafter defined, divided by the reciprocal of the maximum combined federal, state and local (net of federal benefit) income tax rates in effect in the year of payment (the "Gross-Up Factor").

             i.e.  Bonus = Agreed Adjustment - Tax Benefit Offset
                           --------------------------------------
                                      Gross-Up Factor

     Pursuant to the formula above, the amount of any Bonus to be paid by Company to Executive hereunder shall be reduced by any reduction of Taxes received by or to be received by Executive due to the additional income tax basis that Executive will receive or has received in the Shares as a result of the Agreed Adjustment (the "Tax Benefit Offset"). For any of the Shares sold by Executive prior to the Bonus payment hereunder, such Tax Benefit Offset shall be the actual Taxes saved as a result of Executive utilizing or having the right to utilize such additional income tax basis. For purposes hereunder, Executive shall have an affirmative obligation to amend any income tax returns previously filed to properly take advantage of such additional income tax basis. With respect to any Shares still held by Executive at the time of the Bonus payment due hereunder, the Tax Benefit Offset attributable to such Shares shall be calculated at an amount equal to 50% of the additional income tax basis times the maximum federal and state and local (net of federal benefit) income tax rates applicable to capital gains at that time.

     The purpose of the Gross-Up Factor is to take into account that Executive will be subject to income tax on the Bonus. The Gross-Up Factor is a mechanism to place Executive in a position so that after paying his Taxes with respect to the Bonus, his net after tax amount will be sufficient to cover the Agreed Adjustment as reduced by the Tax Benefit Offset. For example, assume that the Agreed Adjustment less the Tax Benefit Offset is $10,000. Further assume that in the year of the Bonus payment, the maximum federal rate of income tax is 40% and the maximum state rate is 5%. The amount of the compensation payment would be $17,543 calculated pursuant to the following formula.

                                    $10,000
          -----------------------------------------------------------
          100% - (federal rate + state rate (net of federal benefit))


                                    $10,000
                          --------------------------
                          100% - (.40 + (.05 x 60%))


                                    $10,000
                                  ----------
                                  100% - 43%


                                    $10,000  =  $17,543
                                    -------
                                      .57

     The obligation of Company hereunder shall survive any transfer by Executive of the Shares and any termination of Executive's employment by the Company.

     The Parties agree that they will take such further actions and execute such documents as are reasonably necessary to carry out the purposes and provisions of this Agreement.

     This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.


                                     COMPASS INTERNATIONAL SERVICES
                                      CORPORATION


                                     By:
                                          -------------------------------

                                     Title:
                                             ----------------------------


                                     ------------------------------------
                                     Executive